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                   [Empresa Minera Inti Raymi S.A. Letterhead]

February 8, 1995



Corporacion Andina de Fomento
Attn: Jefe Division de Administracion y
      Control de Prestamos
Apartado Postal 5086
Caracas, Venezuela

Ladies and Gentlemen:

With reference to the Loan Agreement dated June 29, 1992 between Corporacion Andina de Fomento ("CAF") and Empresa Minera Inti Raymi S.A. ("Debtor"), the following amendments are, as of December 31, 1994, agreed to by CAF and the
Debtor:

   AMENDMENT I

   Clause EIGHT c) of the Loan Agreement

   Without the Corporacion's authorization, the Debtor may not incur or assume any type of indebtedness other than as contemplated in the financing plan for the project, with the exception of short-term loans not to exceed US$5,000,000 (five million United States Dollars), provided that the current ratio (defined as the ratio of Current Assets to Current Liabilities) is not lower than 1.2.

   AMENDMENT II

   Clause EIGHT 3)ii) of the Loan Agreement

   ii) the current ratio, as defined above, may not be lower than 41.2:1;

   AMENDMENT III

   Clause EIGHT a) of the Loan Agreement

   a) Without the Corporacion's authorization, the Debtor may not acquire fixed and/or other non-current assets in excess of a total amount equivalent to US$28,000,000 (two Eight million United States Dollars) during any one fiscal year.
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       Such expenditures are to be substantiated by the Company by submitting, annually in conjunction with its audited Financial Statements, a listing of such expenditures in sufficient detail as to define the nature of any expenditure comprising three percent (3%) or more of total such expenditures for the Fiscal Year.

If the foregoing correctly sets forth our understanding and agreement, please confirm your acceptance thereof by signing and returning to the Debtor an executed counterpart of this Letter Agreement which, upon the Debtor's receipt thereof, shall constitute an agreement between us effective and legally binding as of its date.

Very truly yours,



ACKNOWLEDGED AND AGREED:

CORPORACION ANDINA DE FOMENTO             EMPRESA MINERA INTI RAYMI S.A.

By:   /s/ Hernan Escudero Martinez        By:   /s/ Alvaro Ugalde C.
      ----------------------------              --------------------------
Its:  Representante                       Its:  General Manager